Investor Relations Ashley Serrao + 1 646 430 6027 Ashley.Serrao@Tradeweb.com Sameer Murukutla + 1 646 767 4864 Sameer.Murukutla@Tradeweb.com	Media Relations Daniel Noonan + 1 646 767 4677 Daniel.Noonan@Tradeweb.com Savannah Steele + 1 646 767 4941 Savannah.Steele@Tradeweb.com

TRADEWEB REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

New York, October 29, 2026 – Tradeweb Markets Inc. (Nasdaq: TW), a global leader in electronic trading across asset classes, today reported financial results for the quarter ended September 30, 2026.

$584.5 million quarterly revenues, an increase of 14.9% (15.4% on a constant currency basis) compared to prior year period
$258.5 million quarterly international revenues, an increase of 22.4% (23.8% on a constant current basis) compared to prior year period
$3.2 trillion average daily volume (“ADV”) for the quarter, an increase of 22.4% compared to prior year period; quarterly ADV records in municipal bonds
$224.9 million net income and $238.8 million adjusted net income for the quarter, increases of 6.8% and 15.6%, respectively, from prior year period
54.5% adjusted EBITDA margin and $318.9 million adjusted EBITDA for the quarter, compared to 54.0% and $274.4 million, respectively, for prior year period
$0.94 diluted earnings per share (“Diluted EPS”) and $1.02 adjusted diluted earnings per share for the quarter
$0.14 per share quarterly cash dividend declared, a 16.7% per share increase from prior year period

Billy Hult, CEO of Tradeweb:
“Our third quarter 2026 revenue and volumes reflect the strength and breadth of our global, multi-asset platform, with average daily volume increasing 22.4% year-over-year. Against a backdrop of rising Treasury yields, shifting central bank policy and geopolitical uncertainty, we continued helping clients access liquidity and manage risk while investing in opportunities to drive our long-term growth.

Innovation was a constant across our core and frontier markets. We enhanced Tradeweb Ai-Price with more responsive corporate bond pricing, expanded our Saudi debt market offering, and reached new milestones in digital assets, including transactions involving tokenized U.S. Treasuries and fully on-chain repo. These developments underscore our focus on bringing new efficiencies to trading, settlement and collateral mobility.

In October, we announced our agreement to acquire Trumid, the largest acquisition in our history and a significant step forward in our credit strategy. We've always been builders of marketplaces, and this transaction reflects our belief in combining strategic acquisitions with organic innovation. By bringing together Trumid's differentiated trading protocols and hedge fund relationships with our global reach and institutional network, we see significant opportunities to connect trading across the entire bond lifecycle, develop new solutions with our partners and accelerate innovation in global credit markets.

Our strategy remains focused on solving real challenges for clients, expanding our capabilities and investing in the future of electronic markets. We believe this approach positions Tradeweb to capture new opportunities and deliver sustainable, long-term growth across a range of market conditions.”

SELECT FINANCIAL RESULTS	3Q26	3Q25	Change		Constant Currency Change(1)		ADV (US $bn) (Unaudited)
(dollars in thousands, except per share amounts)(Unaudited)							Asset Class	Product	3Q26	3Q25	YoY
GAAP Financial Measures							Rates	Cash	$603	$535	12.9%
Total revenue	$584,545	$508,598	14.9%		15.4%			Derivatives	1,345	921	46.0%
Rates	$324,459	$274,497	18.2%		18.9%			Total	1,948	1,456	33.8%
Credit	$132,990	$121,334	9.6%		10.0%		Credit	Cash	19	16	18.9%
Equities	$38,420	$29,829	28.8%		29.8%			Derivatives	42	26	61.3%
Money Markets	$44,173	$42,889	3.0%		3.0%			Total	61	42	45.0%
Market Data	$36,872	$30,817	19.6%		19.7%		Equities	Cash	15	12	26.0%
Other	$7,631	$9,232	(17.3)%		(17.3)%			Derivatives	15	14	4.8%
Operating Income	$253,430	$210,371	20.5%					Total	30	26	14.4%
Net income	$224,905	$210,549	6.8%				Money Markets	Cash	1,114	1,052	6.0%
Net income attributable to Tradeweb Markets Inc. (2)	$197,457	$185,636	6.4%					Total	1,114	1,052	6.0%
								Total	$3,153	$2,575	22.4%
Diluted EPS	$0.94	$0.86	9.3%
Net income margin	38.5%	41.4%	-292	bps
Non-GAAP Financial Measures
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS and constant currency change are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.
(2) Represents net income less net income attributable to non-controlling interests.

Adjusted EBITDA (1)	$318,854	$274,423	16.2%		16.0%
Adjusted EBITDA margin (1)	54.5%	54.0%	+59	bps	+25	bps
Adjusted EBIT (1)	$296,437	$255,546	16.0%		15.7%
Adjusted EBIT margin (1)	50.7%	50.2%	+47	bps	+13	bps
Adjusted Net Income (1)	$238,844	$206,529	15.6%		15.4%
Adjusted Diluted EPS (1)	$1.02	$0.87	17.2%		17.4%

DISCUSSION OF RESULTS
Rates – Revenues of $324.5 million in the third quarter of 2026 increased 18.2% compared to prior year period (increased 18.9% on a constant currency basis). Rates ADV was up 33.8% from prior year period. U.S. government bond ADV was up 28.0% from prior year period, driven by robust institutional and wholesale activity, with September 2026 marking the most active month for U.S. government bond trading on our platform this year. Swaps/swaptions ≥ 1-year ADV was up 42.4% from prior year period, driven by global central bank policy changes, continued geopolitical tensions and uncertainty surrounding inflation. European government bonds ADV was up 24.5% from prior year period led by strong volumes across our institutional client channel and a growing number of clients trading across a diverse set of trading protocols. Mortgages ADV was down 3.6% from prior year period, against exceptionally strong prior-year performance. The 10.5% decline in rates derivatives ≥ 1-year average variable fees per million in the third quarter of 2026 compared to prior year period was primarily driven by higher compression activity which carries a comparatively lower fee per million as well as lower duration.

Credit – Revenues of $133.0 million in the third quarter of 2026 increased 9.6% compared to prior year period (increased 10.0% on a constant currency basis). U.S. credit ADV was up 23.9% from prior year period, as client adoption continued across trading protocols, most notably in Portfolio Trading ("PT"), Request-for-Quote ("RFQ") and Tradeweb AllTrade®. European credit ADV was up 8.4% from prior year period, driven by a diverse set of protocols, particularly Tradeweb Automated Intelligent Execution ("AiEX"), which reached a record in September 2026 as clients increasingly turned to automated execution. Credit derivatives ADV was up 61.3% from prior year period, driven by increased hedge fund and systematic account activity year-over-year ("YoY") which led to increased swap execution facility ("SEF") and multilateral trading facility ("MTF") credit default swaps activity. Municipal bond ADV was up 9.7% from prior year period, relative to the broader market which was up 13% from prior year period, based on the Municipal Securities Rulemaking Board ("MSRB"), driven by elevated new issuance which Tradeweb does not participate in. We reported 19.9% share of fully electronic U.S. high grade TRACE(3), up 130 basis points (bps) from prior year period and 7.9% share of fully electronic U.S. high yield TRACE, up 40 bps from prior year period. We also reported 27.9% total share of U.S. high grade TRACE, up 170 bps from prior year period and 9.9% total share of U.S. high yield TRACE, up 10 bps from prior year period. The 10.6% decline in cash credit average variable fees per million in the third quarter of 2026 compared to prior year period was primarily driven by a mix shift away from higher fee per million municipal bonds and retail U.S. credit and towards PT which carries a comparatively lower fee per million.

Equities – Revenues of $38.4 million in the third quarter of 2026 increased 28.8% compared to prior year period (increased 29.8% on a constant currency basis). Equities ADV was up 14.4% from prior year period, driven by robust activity in our institutional and wholesale channels, including strong activity in U.S. and international exchange traded funds ("ETFs"), which included an expanded client base and clients' increased adoption of Tradeweb AiEX YoY.

Money Markets – Revenues of $44.2 million in the third quarter of 2026 increased 3.0% compared to prior year period (increased 3.0% on a constant currency basis). Money Markets ADV was up 6.0% from prior year period, driven by strong global repurchase agreement ADV as a result of increased client activity across the platform, as well as Tradeweb ICD Portal activity, which was driven by continued activity from existing clients and new client additions. This was partially offset by less client demand for commercial paper and discount notes YoY.

Market Data – Revenues of $36.9 million in the third quarter of 2026 increased 19.6% compared to prior year period (increased 19.7% on a constant currency basis), primarily due to amendments to our LSEG market data license agreement which were effective as of November 2025. The amended market data license agreement included higher overall fees and a change in the timing of the delivery of periodic historical data sets, with more frequent deliveries scheduled under the amended agreement and a corresponding increase in revenue during the third quarter of 2026.

Other – Revenues of $7.6 million in the third quarter of 2026 decreased 17.3% compared to prior year period (decreased 17.3% on a constant currency basis), primarily due to lower digital asset revenue earned for performing validation services on the Canton Network, driven by scheduled changes in the Canton Network’s minting curve and its allocation of rewards to Super Validators and lower software development and implementation revenue on behalf of certain clients.

Operating Expenses of $331.1 million in the third quarter of 2026 increased 11.0% compared to $298.2 million in prior year period, primarily due to (i) an increase in employee compensation and benefits primarily due to an increase in incentive compensation expense tied to our financial performance and an increase in headcount and related salaries, benefits and stock-based compensation associated with our continued growth, (ii) an increase in technology and communication expense primarily due to increased investment in our artificial intelligence ("AI") and data strategy and infrastructure, as well as higher data and clearance fees driven primarily by higher trading volumes period-over-period and (iii) an increase in professional fees primarily due to higher technology consulting expenses and professional fees primarily related to mergers and acquisitions and other strategic investing activities.

Adjusted Expenses of $288.1 million in the third quarter of 2026 increased 13.9% (increased 15.1% on a constant currency basis) compared to $253.1 million in prior year period primarily due to (i) an increase in employee compensation and benefits primarily due to an increase in incentive compensation expense tied to our financial performance and an increase in headcount and related salaries, benefits and stock-based compensation associated with our continued growth and (ii) an increase in technology and communication expense due to increased investment in our AI and data strategy and infrastructure, as well as higher data and clearance fees driven primarily by higher trading volumes period-over-period. Please see "Non-GAAP Financial Measures" below for additional information.
(3) Beginning August 31, 2026, FINRA changed a TRACE reporting rule to exclude certain duplicate, affiliated trades that had been previously counted in industry volumes. Most market participants began reporting on a voluntary basis under the amended rule for September 2026 reporting, with mandatory compliance beginning August 2, 2027. This change resulted in lowered reported U.S. High Grade TRACE volumes and increased Tradeweb's U.S. High Grade electronic share growth as a percentage of TRACE for the third quarter of 2026. The impact on the third quarter of 2026 U.S. High Yield share growth was minimal. TRACE and Tradeweb have not restated prior periods and therefore these amounts may not be comparable.
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Non-operating Income – Other income (loss), net of $18.7 million of income in the third quarter of 2026 decreased 52.5% compared to $39.4 million in prior year period. Third quarter 2026 other income was primarily due to the reclassification of $27.5 million of unrealized gains from accumulated other comprehensive income into other income upon the July 1, 2026 conversion of our holding of a convertible note into publicly traded common shares of Securitize and $14.4 million in unrealized gains on a minority equity investment, partially offset by a $24.0 million unrealized loss relating to a decrease in fair value of our Canton Coin holdings. Other income (loss), net is excluded from all non-GAAP financial measures.
RECENT HIGHLIGHTS
October 2026

•Entered into a definitive agreement to acquire Trumid Holdings, LLC (“Trumid”), a financial technology company and electronic credit trading marketplace, for a total purchase price of approximately $1.97 billion ($1.89 billion cash, $82.0 million equity), subject to customary adjustments, comprising approximately $1.75 billion for the business and $220 million for tax assets being acquired (NPV(4); gross value ~$345 million).
•Participated in Capitolis’ $220 million round of financing, including a $120 million Series E equity financing round at a $1.9 billion valuation.
•Recognized in numerous awards, including: Americas Swap Execution Facility of the Year – Tradeweb (2026 GlobalCapital Americas Derivatives Awards).

Third Quarter 2026

Core Markets
•Introduced a suite of advancements to Tradeweb Ai-Price, Tradeweb's automated bond pricing engine, including expanded data inputs, upgraded machine learning models and more real-time, intraday-responsive pricing.
•Launched a local-to-local trading and post-trade workflow on Tradeweb’s Alternative Trading System ("ATS") for Sukuk and Saudi Riyal ("SAR")-denominated debt instruments in the Kingdom of Saudi Arabia.
•Partnered with Ultumus, a SIX company, to bring Ultumus’ Portfolio Composition File ("PCF") calculation and distribution service directly into Tradeweb’s indicative net asset value ("iNAV") calculation engine.
•Extended the distribution of our licensed Tradeweb FTSE Benchmark Closing Prices through Pyth Network's Data Marketplace, alongside pricing derived from our electronic fixed income marketplaces.
•Announced our multi-year partnership with professional golfer James Nicholas.

Frontier Markets
•Completed the first landmark real-time transaction involving tokenized U.S. Treasuries on Tradeweb with the Canton Network.
•Participated in the Depository Trust & Clearing Corporation ("DTCC")'s successful processing of U.S. Treasury transactions using tokenized assets held at The Depository Trust Company ("DTC") - the largest tokenization production initiative to date.

Awards
•Recognized in numerous awards, including: Most Influential in European Finance – Enrico Bruni (Financial News); Best Fixed Income Trading Solution – Tradeweb (Capital Markets Technology Awards APAC 2026)
CAPITAL MANAGEMENT
•$2.1 billion in cash and cash equivalents and an undrawn $500 million credit facility as of September 30, 2026
•The $1.89 billion cash component of the Trumid acquisition is expected to be funded primarily with cash on hand, and the acquisition is currently targeted to close in the first half 2027, subject to customary purchase price adjustments and the satisfaction of regulatory approvals and other customary closing conditions
•As of September 30, 2026, we held 1.6 billion Canton Coins, valued at $207.5 million of which we are restricted in our ability to transfer 1.3 billion Canton Coins, valued at $163.7 million
•Free cash flow for the trailing twelve months ended September 30, 2026 of $1.1 billion, up 9.7% compared to prior year period. See “Non-GAAP Financial Measures” for additional information
•Cash paid for capital expenditures and capitalized software development during the third quarter of 2026 of $29.2 million
•Cash paid for investments during the third quarter of 2026 of $20.0 million
•During the third quarter of 2026, Tradeweb purchased a total of 2,020,555 shares of Class A common stock, at an average price per share of $103.83, for purchases totaling $209.8 million. As of September 30, 2026, $124.5 million in share repurchase authorization remained
•$0.9 million in shares of Class A common stock were withheld during the third quarter of 2026 to satisfy tax obligations related to the vesting or exercise of employee stock-based compensation awards
•The Board declared a quarterly cash dividend of $0.14 per share of Class A common stock and Class B common stock. The dividend will be payable on December 15, 2026 to stockholders of record as of December 1, 2026
(4) Net present value of tax assets estimated based on 7% discount rate.
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OTHER MATTERS
Updated Full-Year 2026 Guidance*
•Adjusted Expenses: $1,155 - 1,175 million (trending towards the middle of the range)
•Acquisition and Refinitiv Transaction related depreciation and amortization expense: $160 million
•Assumed non-GAAP tax rate: ~23.5% - 24.5%
•Cash capital expenditures and capitalized software development: ~$107 - 117 million
•LSEG Market Data Contract Revenue: ~$105 million

The adjusted expense guidance has been revised to reflect the year-to-date revenue growth coupled with our current expectations for the remainder of the year. Depreciation and amortization, assumed non-GAAP tax rate, expenditures and LSEG Market Data Contract Revenue guidance is unchanged from the guidance we provided last quarter.

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates. Expense guidance assumes an average 2026 Sterling/US$ foreign exchange rate of 1.32. Our updated full-year 2026 guidance does not incorporate the impact of any potential strategic acquisitions that have been announced by us but not yet closed.
CONFERENCE CALL
Tradeweb Markets will hold a conference call to discuss third quarter 2026 results starting at 9:30 AM EDT today, October 29, 2026. A live, audio webcast of the conference call along with related presentation materials will be available at https://investors.tradeweb.com/events-and-presentations.

•To join the call via audio webcast, click here: https://edge.media-server.com/mmc/p/2y57g9xz/
•To join the call via phone, please register in advance here: https://register-conf.media-server.com/register/BIa47df4d165244f798b20531067a7d252. Registered participants will receive an email confirmation with a unique PIN to access the conference call.

An archived recording of the call will be available afterward at https://investors.tradeweb.com.
ABOUT TRADEWEB MARKETS
Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 50 products to clients in the institutional, wholesale, retail and corporates markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves more than 3,000 clients in more than 85 countries. On average, Tradeweb facilitated more than $3.0 trillion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.
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TRADEWEB MARKETS INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(dollars in thousands, except per share amounts)
Revenues
Transaction fees and commissions	$491,797	$421,309	$1,480,965	$1,272,421
Subscription fees	61,410	60,830	183,407	173,999
LSEG market data fees	26,539	20,534	79,777	70,028
Other	4,799	5,925	17,106	14,798
Total revenue	584,545	508,598	1,761,255	1,531,246

Expenses
Employee compensation and benefits	178,927	164,993	549,182	511,563
Depreciation and amortization	62,319	64,351	184,515	190,098
Technology and communications	44,623	33,867	126,148	92,807
General and administrative	17,324	16,892	45,884	66,616
Professional fees	19,757	11,483	44,846	38,100
Occupancy	8,165	6,641	24,735	17,737
Total expenses	331,115	298,227	975,310	916,921
Operating income	253,430	210,371	785,945	614,325
Interest income	18,353	20,348	53,955	49,169
Interest expense	(522)	(522)	(1,651)	(1,538)
Other income (loss), net	18,742	39,420	24,864	56,306
Income before taxes	290,003	269,617	863,113	718,262
Provision for income taxes	(65,098)	(59,068)	(198,355)	(163,886)
Net income	224,905	210,549	664,758	554,376
Less: Net income attributable to non-controlling interests	27,448	24,913	80,699	66,576
Net income attributable to Tradeweb Markets Inc.	$197,457	$185,636	$584,059	$487,800

Earnings per share attributable to Tradeweb Markets Inc. Class A and B common stockholders:
Basic	$0.94	$0.87	$2.76	$2.29
Diluted	$0.94	$0.86	$2.75	$2.27
Weighted average shares outstanding:
Basic	210,409,905	213,359,090	211,844,545	213,263,111
Diluted	210,903,847	214,983,486	212,332,878	214,951,279

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TRADEWEB MARKETS INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended		Nine Months Ended
Reconciliation of Net Income to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin	September 30,		September 30,
	2026	2025	2026	2025

	(dollars in thousands)
Net income	$224,905	$210,549	$664,758	$554,376
Merger and acquisition transaction and integration costs (1)	4,170	466	4,652	6,734
Interest income	(18,353)	(20,348)	(53,955)	(49,169)
Interest expense	522	522	1,651	1,538
Depreciation and amortization	62,319	64,351	184,515	190,098
Stock-based compensation expense (2)	357	607	1,791	1,802
Provision for income taxes	65,098	59,068	198,355	163,886
Foreign exchange (gains) / losses (3)	(1,422)	(1,372)	(14,231)	17,579
Tax receivable agreement liability adjustment (4)	—	—	—	—
Other (income) loss, net	(18,742)	(39,420)	(24,864)	(56,306)
Adjusted EBITDA	$318,854	$274,423	$962,672	$830,538
Less: Depreciation and amortization	(62,319)	(64,351)	(184,515)	(190,098)
Add: D&A related to acquisitions and the Refinitiv Transaction (5)	39,902	45,474	119,706	136,421
Adjusted EBIT	$296,437	$255,546	$897,863	$776,861
Net income margin (6)	38.5%	41.4%	37.7%	36.2%
Adjusted EBITDA margin (6)	54.5%	54.0%	54.7%	54.2%
Adjusted EBIT margin (6)	50.7%	50.2%	51.0%	50.7%

(1)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(2)
Represents certain non-cash stock-based compensation expense and related payroll taxes, the composition of which may vary each period based on applicable activity. During the three and nine months ended September 30, 2026 and 2025, this adjustment includes $0.4 million, $0.6 million, $1.7 million and $1.8 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD. As applicable, this adjustment also includes any payroll tax expense associated with the exercise of stock options.

(3)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

(4)
Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statements of financial condition as a result of, as applicable, changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(5)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(6)	Net income margin, Adjusted EBITDA margin and Adjusted EBIT margin are defined as net income, Adjusted EBITDA and Adjusted EBIT, respectively, divided by revenue for the applicable period.
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	Three Months Ended		Nine Months Ended
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS	September 30,		September 30,
	2026	2025	2026	2025
	(dollars in thousands, except per share amounts)
Earnings per diluted share	$0.94	$0.86	$2.75	$2.27
Net income attributable to Tradeweb Markets Inc.	$197,457	$185,636	$584,059	$487,800
Net income attributable to non-controlling interests (1)	27,448	24,913	80,699	66,576
Net income	224,905	210,549	664,758	554,376
Provision for income taxes	65,098	59,068	198,355	163,886
Merger and acquisition transaction and integration costs (2)	4,170	466	4,652	6,734
D&A related to acquisitions and the Refinitiv Transaction (3)	39,902	45,474	119,706	136,421
Stock-based compensation expense (4)	357	607	1,791	1,802
Foreign exchange (gains) / losses (5)	(1,422)	(1,372)	(14,231)	17,579
Tax receivable agreement liability adjustment (6)	—	—	—	—
Other (income) loss, net	(18,742)	(39,420)	(24,864)	(56,306)
Adjusted Net Income before income taxes	314,268	275,372	950,167	824,492
Adjusted income taxes (7)	(75,424)	(68,843)	(228,040)	(206,123)
Adjusted Net Income	$238,844	$206,529	$722,127	$618,369
Adjusted Diluted EPS (8)	$1.02	$0.87	$3.07	$2.60

(1)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock.

(2)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(3)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)
Represents certain non-cash stock-based compensation expense and related payroll taxes, the composition of which may vary each period based on applicable activity. During the three and nine months ended September 30, 2026 and 2025, this adjustment includes $0.4 million, $0.6 million, $1.7 million and $1.8 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD. As applicable, this adjustment also includes any payroll tax expense associated with the exercise of stock options.

(5)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

(6)
Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statements of financial condition as a result of, as applicable, changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(7)
Represents corporate income taxes at an assumed effective tax rate of 24.0% for the three and nine months ended September 30, 2026 and 25.0% for the three and nine months ended September 30, 2025, applied to Adjusted Net Income before income taxes.

(8)
For a summary of the calculation of Adjusted Diluted EPS, see “Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS” below.

The following table summarizes the calculation of Adjusted Diluted EPS for the periods presented:

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Diluted weighted average shares of Class A and Class B common stock outstanding	210,903,847	214,983,486	212,332,878	214,951,279
Weighted average of other participating securities (1)	77,847	159,088	76,448	165,713
Assumed exchange of LLC Interests for shares of Class A or Class B common stock (2)	23,056,868	23,062,320	23,056,868	23,065,139
Adjusted diluted weighted average shares outstanding	234,038,562	238,204,894	235,466,194	238,182,131
Adjusted Net Income (in thousands)	$238,844	$206,529	$722,127	$618,369
Adjusted Diluted EPS	$1.02	$0.87	$3.07	$2.60

(1)
Represents the weighted average of unvested stock awards and unsettled vested stock awards issued to certain retired or terminated employees that are entitled to non-forfeitable dividend equivalent rights and are considered participating securities prior to being issued and outstanding shares of common stock in accordance with the two-class method used for purposes of calculating earnings per share.

(2)
Assumes the full exchange of the weighted average of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

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	Three Months Ended		Nine Months Ended
Reconciliation of Operating Expenses to Adjusted Expenses	September 30,		September 30,
	2026	2025	2026	2025

	(dollars in thousands)
Operating expenses	$331,115	$298,227	$975,310	$916,921
Merger and acquisition transaction and integration costs (1)	(4,170)	(466)	(4,652)	(6,734)
D&A related to acquisitions and the Refinitiv Transaction (2)	(39,902)	(45,474)	(119,706)	(136,421)
Stock-based compensation expense (3)	(357)	(607)	(1,791)	(1,802)
Foreign exchange gains / (losses) (4)	1,422	1,372	14,231	(17,579)
Adjusted Expenses	$288,108	$253,052	$863,392	$754,385

(1)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(2)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(3)
Represents certain non-cash stock-based compensation expense and related payroll taxes, the composition of which may vary each period based on applicable activity. During the three and nine months ended September 30, 2026 and 2025, this adjustment includes $0.4 million, $0.6 million, $1.7 million and $1.8 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD. As applicable, this adjustment also includes any payroll tax expense associated with the exercise of stock options.

(4)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Trailing Twelve Months Ended September 30,
Reconciliation of Cash Flow from Operating Activities to Free Cash Flow	2026	2025

	(dollars in thousands)
Cash flow from operating activities	$1,201,204	$1,093,722
Less: Capitalization of software development costs	(71,675)	(59,871)
Less: Purchases of furniture, equipment and leasehold improvements	(46,646)	(46,372)
Free Cash Flow	$1,082,883	$987,479
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TRADEWEB MARKETS INC.
BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets Inc.:

	Three Months Ended		Nine Months Ended
EPS: Net income attributable to Tradeweb Markets Inc.	September 30,		September 30,
	2026	2025	2026	2025
	(dollars in thousands, except per share amounts)
Numerator:
Net income attributable to Tradeweb Markets Inc.	$197,457	$185,636	$584,059	$487,800
Less: Distributed and undistributed earnings allocated to participating securities (1)	(73)	(138)	(211)	(379)
Net income attributable to outstanding shares of Class A and Class B common stock - Basic and Diluted	$197,384	$185,498	$583,848	$487,421

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	210,409,905	213,359,090	211,844,545	213,263,111
Dilutive effect of PRSUs	124,246	467,912	41,415	451,111
Dilutive effect of options	148,809	288,067	172,969	290,111
Dilutive effect of RSUs and RSAs	185,598	353,785	246,895	412,545
Dilutive effect of PSUs	35,289	514,632	27,054	534,401
Weighted average shares of Class A and Class B common stock outstanding - Diluted	210,903,847	214,983,486	212,332,878	214,951,279

Earnings per share - Basic	$0.94	$0.87	$2.76	$2.29
Earnings per share - Diluted	$0.94	$0.86	$2.75	$2.27

(1)
During the three months ended September 30, 2026 and 2025, there was a total of 77,847 and 159,088, respectively, and during the nine months ended September 30, 2026 and 2025, there was a total of 76,448 and 165,713, respectively, weighted average unvested or unsettled vested stock awards that were considered a participating security for purposes of calculating earnings per share in accordance with the two-class method.

TRADEWEB MARKETS INC.
REVENUES BY ASSET CLASS (UNAUDITED)

	Three Months Ended
	September 30,
	2026		2025		$ Change		% Change
Revenues	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed

	(dollars in thousands)
Rates	$249,080	$75,379	$203,409	$71,088	$45,671	$4,291	22.5%	6.0%
Credit	115,833	17,157	103,880	17,454	11,953	(297)	11.5%	(1.7)%
Equities	36,011	2,409	27,359	2,470	8,652	(61)	31.6%	(2.5)%
Money Markets	39,389	4,784	38,424	4,465	965	319	2.5%	7.1%
Market Data	66	36,806	96	30,721	(30)	6,085	(31.3)%	19.8%
Other	1,588	6,043	2,603	6,629	(1,015)	(586)	(39.0)%	(8.8)%
Total revenue	$441,967	$142,578	$375,771	$132,827	$66,196	$9,751	17.6%	7.3%

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TRADEWEB MARKETS INC.
AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME (UNAUDITED)

	Three Months Ended
	September 30,		YoY
	2026	2025	% Change
Rates	$1.99	$2.17	(8.4)%
Rates Cash	$2.28	$2.28	—%
Rates Derivatives	$1.85	$2.10	(11.9)%
Rates Derivatives (≥ 1 year)	$3.43	$3.83	(10.5)%
Other Rates Derivatives (1)	$0.25	$0.25	0.6%

Credit	$29.40	$38.19	(23.0)%
Cash Credit (2)	$114.85	$128.48	(10.6)%
Credit Derivatives, China Bonds and U.S. Cash EP	$5.09	$5.59	(8.9)%

Equities	$18.77	$16.31	15.1%
Equities Cash	$29.34	$27.98	4.9%
Equities Derivatives	$8.15	$6.56	24.2%

Money Markets	$0.50	$0.51	(3.2)%

Total	$2.09	$2.16	(3.0)%
Total excluding Other Rates Derivatives (3)	$2.57	$2.54	1.1%

(1)	Includes Swaps/Swaptions of tenor less than 1 year and Rates Futures.
(2)	The “Cash Credit” category represents the “Credit” asset class excluding (1) Credit Derivatives (2) China Bonds and (3) U.S. High Grade and High Yield electronically processed (“EP”) activity.
(3)	Included to contextualize the impact of short-tenored Swaps/Swaptions and Rates Futures on blended fees per million across all periods presented.
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TRADEWEB MARKETS INC.
AVERAGE DAILY VOLUME (UNAUDITED)

		2026 Q3		2025 Q3		YoY
Asset Class	Product	ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	ADV
Rates	Cash	$603,274	$38,724,328	$534,513	$34,306,862	12.86%
U.S. Government Bonds		283,046	18,114,919	221,103	14,150,594	28.02%
European Government Bonds		65,760	4,340,148	52,816	3,485,878	24.51%
Mortgages		240,400	15,385,578	249,254	15,952,288	(3.55)%
Other Government Bonds		14,069	883,683	11,339	718,102	24.08%
	Derivatives	1,344,856	86,739,164	921,043	59,502,286	46.01%
Swaps/Swaptions ≥ 1Y		678,891	43,744,073	476,891	30,811,252	42.36%
Swaps/Swaptions < 1Y		653,941	42,221,157	435,966	28,164,223	50.00%
Futures		12,024	773,934	8,186	526,811	46.88%
	Total	1,948,129	125,463,492	1,455,555	93,809,148	33.84%
Credit	Cash	19,211	1,237,276	16,161	1,043,193	18.88%
U.S. High Grade - Fully Electronic		8,799	563,122	6,870	439,657	28.08%
U.S. High Grade - Electronically Processed		3,604	230,677	2,922	186,986	23.37%
U.S. High Yield - Fully Electronic		982	62,863	925	59,175	6.23%
U.S. High Yield - Electronically Processed		254	16,232	290	18,547	(12.48)%
European Credit		2,717	179,318	2,507	165,431	8.39%
Municipal Bonds		567	36,319	517	33,095	9.74%
Chinese Bonds		1,813	117,821	1,758	116,044	3.09%
Other Credit Bonds		475	30,924	373	24,258	27.39%
	Derivatives	41,706	2,703,200	25,863	1,676,981	61.26%
Swaps		41,706	2,703,200	25,863	1,676,981	61.26%
	Total	60,918	3,940,476	42,024	2,720,174	44.96%
Equities	Cash	14,910	961,460	11,836	763,746	25.97%
U.S. ETFs		11,311	723,910	8,725	558,399	29.64%
International ETFs		3,599	237,550	3,111	205,346	15.68%
	Derivatives	14,906	956,579	14,225	913,262	4.79%
Convertibles/Swaps/Options		9,777	627,910	10,746	690,277	(9.02)%
Futures		5,129	328,668	3,479	222,984	47.44%
	Total	29,816	1,918,039	26,061	1,677,007	14.41%
Money Markets	Cash	1,114,211	78,994,808	1,051,615	74,615,933	5.95%
Repurchase Agreements (Repo)		838,812	54,120,600	779,853	50,260,266	7.56%
Other Money Markets		275,399	24,874,209	271,763	24,355,667	1.34%
	Total	1,114,211	78,994,808	1,051,615	74,615,933	5.95%

		ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	YoY
	Total	$3,153,074	$210,316,816	$2,575,256	$172,822,263	22.44%

To access historical traded volumes, go to https://www.tradeweb.com/newsroom/monthly-activity-reports/
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BASIS OF PRESENTATION
Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”) closed its IPO on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose principal assets consist of its direct and indirect equity interest in Tradeweb Markets LLC (“TWM LLC”) and related deferred tax assets. As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries.
Numerical figures included in this release have been subject to rounding adjustments and as a result totals may not be the arithmetic aggregation of the amounts that precede them and figures expressed as percentages may not total 100%.
Please refer to the Company's previously filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for capitalized terms not otherwise defined herein.
UNAUDITED INTERIM RESULTS
The interim financial results presented herein for the three and nine months ended September 30, 2026 and 2025 are unaudited. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.
FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including full-year 2026 guidance and full-year 2026 revenue guidance related to the LSEG market data license agreement, expansion and growth opportunities and other synergies resulting from acquisitions of companies (including with respect to Tradeweb's proposed acquisition of Trumid and the acquisition's effect on our business), investments, partnerships and collaborations, future performance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.
We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in the documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future events or performance and future events, our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if future events, our results of operations, financial condition, or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of events, results or developments in future periods. Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.
NON-GAAP FINANCIAL MEASURES
This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Net Income per diluted share ("Adjusted Diluted EPS"), Adjusted Expenses, Free Cash Flow and constant currency change, which are supplemental financial measures that are not calculated and presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Management and our board of directors use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT and Adjusted EBIT margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.
We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.
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We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.
We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after non-acquisition related expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.
We present certain changes on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency change, which is a non-GAAP financial measure, is defined as change excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the annual average exchange rates for the prior period. We use constant currency change as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency change information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, net income margin, earnings per share, operating income, operating expenses, cash flow from operating activities or any other financial measure prepared or derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted EBT, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures.
Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
MARKET AND INDUSTRY DATA
This release includes estimates regarding market and industry data that we prepared based on our management’s knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our clients, trade and business organizations and other contacts in the markets in which we operate. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While such information is believed to be reliable for the purposes used herein, no representations are made as to the accuracy or completeness thereof and we take no responsibility for such information.

TRADEWEB SOCIAL MEDIA
Investors and others should note that Tradeweb announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and X. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb to monitor these social media channels in addition to following our investor relations website, press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

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